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                     June 7, 2022

       Bob Goeltz
       CFO
       Arcus Biosciences, Inc.
       3928 Point Eden Way
       Hayward, CA 94545

                                                        Re: Arcus Biosciences,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            10-K filed February
23, 2022 File No. 1-38419

       Dear Mr. Goeltz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences